LIMITED LIABILITY COMPANY AGREEMENT
OF
WOLVERINE JOINING TECHNOLOGIES, LLC

THE UNDERSIGNED, Wolverine Tube, Inc. (the "Member"), is executing this Limited Liability Company Agreement dated as of September 19, 2002 ("Agreement") for the purpose of forming a limited liability company (the "Company") pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the "Delaware Act"), and does hereby certify as follows:

1. Name; Formation. The name of the Company shall be Wolverine Joining Technologies, LLC, or such other name as the Member may from time to time hereafter designate. The Member hereby forms the Company in accordance with this Agreement and the Delaware Act and authorizes Allen E. Dillard to file a certificate of formation of the Company with the Secretary of State of the State of Delaware.

2. Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

"Capital Contribution" means, with respect to any Member, the amount and/or agreed value of money or property contributed by such Member to the Company in accordance with Section 8 hereof.

"Event of Withdrawal of a Member" means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

"Interest" means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member's Percentage Interest in profits, losses, allocations and distributions, (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Member's other rights and privileges as herein provided.

"Majority in Interest of the Members" means Members whose Percentage Interests aggregate to greater than fifty percent of the Percentage Interests of all Members.

"Members" means the Member and all other persons or entities admitted as additional or substituted Members pursuant to this Agreement, so

long as they remain Members. Reference to a "Member" means any one of the Members.

"Percentage Interest" means a Member's share of the profits and losses of the Company and the Member's percentage right to receive distributions of the Company's assets. The Percentage Interest of the Member shall be 100%.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words "hereof," "herein," and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Members from time to time.

4. Offices.

(a) The principal office of the Company, and such additional offices as the Members may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Members may designate from time to time.

(b) The registered office of the Company in the State of Delaware is located at Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

5. Members. The name and business or residence address of the Member of the Company is Wolverine Tube, Inc., 200 Clinton Avenue, Suite 1000, Huntsville, Alabama 35801.

6. Term. The Company shall continue until dissolved and terminated in accordance with Section 14 of this Agreement.

7. Management of the Company.

(a) The Members shall have the right to manage the business of the Company, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Members may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Members may delegate to any such person (who may be designated an officer of the Company) or entity such authority to act on behalf of the Company as the Members may from time to time deem appropriate.

(b) Except as to actions herein specified to be taken by all the Members or by the Members acting unanimously, the duties and powers of the Members may be exercised by a Majority in Interest of the Members (or by any Member acting pursuant to authority delegated by a Majority in Interest of the Members).

(c) Any Member, when authorized by all Members, may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of correction of, or certificates of amendment to, the Company's certificate of formation, one or more restated or amended and restated certificates of formation and any other certificate or filings provided for in the Delaware Act.

(d) The Members may, from time to time, designate one or more officers with such titles as may be designated by the Members to act in the name of the Company with such authority as may be delegated to such officer(s) by the Members or as otherwise provided in Section 8. Any such officer shall act pursuant to such delegated authority until such officer is removed by the Members. Any action taken by an officer designated by the Members pursuant to authority delegated to such officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The Members may remove any officer designated by the Member without having to amend this Agreement to effect such removal.

8. Officers.

(a) The Company may have a president, a secretary, a treasurer, and such other officers as may be designated by the Members or appointed as provided in this Section 8. Each officer shall serve at the pleasure of the Members. The same individual may hold any two or more offices, provided that no officer shall execute any document, agreement, certificate or other instrument on behalf of the Company in more than one capacity.

(b) If appointed, the president shall be the chief executive officer of the Company and shall have general and active management of the operation of the Company subject to the authority of the Members. The president shall be responsible for the administration of the Company, including general supervision of the policies of the Company and general and active management of the financial affairs of the Company, and may execute bonds, mortgages, contracts or other documents in the name and on behalf of the Company.

(c) The Company may have one or more vice presidents, appointed by the Members, who shall perform such duties and have such powers as may be delegated by the Members or the president.

(d) If appointed, the secretary shall keep minutes of all meetings of the Members and have charge of the minute books, shall be responsible for authenticating records of the Company,

and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the president or the Members.

(e) If appointed, the treasurer shall be responsible for the management of the financial affairs of the Company, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the president or the Members.

(f) The president may appoint, or the Members may elect, assistants to the secretary and treasurer and such other officers as he, she or they may designate from time to time, and delegate to such officers such duties and such powers as the president or the Members might deem advisable.

(g) The following persons are hereby elected to serve as the initial officers of the Company, in the respective capacities set forth below, until their respective successors shall have been duly chosen and qualified, or until their earlier death, resignation or removal:

Name	Title
Dennis J. Horowitz	President
James E. Deason	Vice-President
Johann R. Manning, Jr.	Vice President and Secretary
Allen E. Dillard	Treasurer

(h) The officers shall act in good faith and in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No officer shall have any liability to the Company or any Member for any loss suffered by the Company or any Member that arises out of any act or omission by the officer, except loss or damage resulting from intentional misconduct, knowing violation of law, gross negligence or a transaction for which the officer received a personal benefit in violation or breach of the provisions of this Agreement or his or her obligation to the Company.

9. Capital Contributions; Capital Accounts; Administrative Matters.

(a) The Member may, but shall have no obligation to, make any capital contributions to the Company as the Member shall determine in its sole discretion.

(b) At any time that the Company has more than one Member, it is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state, local and foreign income tax purposes, and the following provisions shall apply:

(i) A single, separate capital account shall be maintained for each Member. Each Member's capital account shall be credited with the amount of money and the fair market value of property (net of any liabilities secured by such contributed property that the Company assumes or takes subject to) contributed by that Member to the Company; the amount of

any Company liabilities assumed by such Member (other than in connection with a distribution of Company property), and such Member's distributive share of Company profits (including tax exempt income). Each Member's capital account shall be debited with the amount of money and the fair market value of property (net of any liabilities that such Member assumes or takes subject to) distributed to such Member; the amount of any liabilities of such Member assumed by the Company (other than in connection with a contribution); and such Member's distributive share of Company losses (including items that may be neither deducted nor capitalized for federal income tax purposes).

(ii) Notwithstanding any provision of this Agreement to the contrary, each Member's capital account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder (the "Regulations"), including, without limitation, (x) the adjustments permitted or required by Internal Revenue Code Sections 704(b) and, to the extent applicable, the principles expressed in Internal Revenue Code Section 704(c) and (y) adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the Regulations under Internal Revenue Code Section 704(b).

(iii) Any Member, including any substitute Member, who shall receive an Interest (or whose Interest shall be increased) by means of a transfer to him of all or a part of the Interest of another Member, shall have a capital account that reflects the capital account associated with the transferred Interest (or the applicable percentage thereof in case of a transfer of a part of an Interest).

(iv) The fiscal year of the Company shall be a calendar year. The books and records of the Company shall be maintained in accordance with generally accepted accounting principles and Section 704(b) of the Internal Revenue Code and the Regulations.

(v) All items of Company income, gain, loss, deduction, credit or the like shall be allocated among the Members in accordance with their respective Percentage Interests.

(c) At any time that the Company has only one Member, it is the intention of the Member that the Company shall be disregarded for federal, state, local and foreign income tax purposes and that all items of income, gain, loss, deduction, credit or the like of the Company shall be treated as items of income, gain, loss, deduction, credit or the like of the Member.

10. Resignation. No Member shall have the right to resign from the Company except with the consent of all of the other Members and upon such terms and conditions as may be specifically agreed upon between such other Members and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Delaware Act or otherwise.

11. Additional Members. The Members, acting unanimously, shall have the right to admit additional Members upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by all of the Members; and in connection with any such admission, the Members shall amend this Agreement to reflect the name, address and Capital Contribution of the additional Member and any agreed upon changes in Percentage Interests.

12. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members acting unanimously may determine. Distributions shall be made to (and profits and losses shall be allocated among) Members pro rata in accordance with their respective Percentage Interests.

13. Return of Capital. No Member shall have any liability for the return of any Member's Capital Contribution which Capital Contribution shall be payable solely from the assets of the Company.

14. Dissolution. Subject to the provisions of Section 15 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of all of the Members to dissolve the Company; or

(b) The occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

15. Continuation of the Company. Notwithstanding the provisions of Section 14(b) hereof, the occurrence of an Event of Withdrawal of a Member shall not dissolve the Company if within ninety (90) days after the occurrence of such event of withdrawal, the business of the Company is continued by the agreement of all remaining Members.

16. Certificates. The Company may issue certificates evidencing the Interests. If the Interests are represented by certificates, such certificates shall bear the following legend:

> "The Interests represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended, Delaware's, Alabama's or any other state's securities laws, or any other securities laws (collectively, the "Securities Acts") and may not be offered, sold or otherwise transferred, pledged, or hypothecated unless and until such Interests are registered under such Securities Acts or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

17. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

18. Standard of Care; Indemnification of Members, Officers, Employees and Agents.

(a) No Member shall have any personal liability whatsoever to the Company or any other Member on account of such Member's status as a Member or by reason of such Member's acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member against any liability to the Company or the Members to which such Member would otherwise be subject by reason of (i) any act or omission of such Member that involves actual fraud or willful misconduct or (ii) any transaction from which such Member derived improper personal benefit.

(b) The Company shall indemnify and hold harmless each Member, affiliates of any Member, Officer, Employee and Agent (each an "Indemnified Person") against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person's acting as a Member under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to the final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 18 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any Member, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.

(e) Any officers appointed or designated pursuant to and in accordance with Section 8 shall have rights to indemnification and to advancement of expenses to the fullest extent of the provisions of this Section 18 with respect to the indemnification and advancement of expenses of Members of the Company, and the Company may, to the extent authorized from time to time by the Members, grant rights to indemnification and to advancement of expenses to any other officer, employee or agent of the Company to the fullest extent of the provisions of this Section 18 with respect to the indemnification and advancement of expenses of Members of the Company.

19. Amendments. This Agreement may be amended only upon the written consent of all Members.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement, effective as of September 19, 2002.

MEMBER

WOLVERINE TUBE, INC.

By: Johann R. Manning, Jr.
Its: Secretary & Treasurer

SECRETARY'S CERTIFICATE
OF
WOLVERINE JOINING TECHNOLOGIES, LLC

I, Johann R. Manning, Jr., the Secretary of Wolverine Joining Technologies, LLC, a Delaware limited liability company (the "Company"), do hereby certify, as follows:

1. I am the duly elected, qualified and acting Secretary of the Company and, in such capacity, have access to and the authority to certify the records of the Company;

2. The Certificate of Formation and Limited Liability Company Agreement of the Company are in full force and effect at all times since September 19, 2002; and no steps have been taken by the sole member or the officers of the Company to authorize or effect any amendment or other modification to such documents, and does further certify that the resolutions attached hereto as "Exhibit A" are in full force and effect on the date hereof in the form adopted and no other resolutions relating thereto have been adopted by the sole member of the Company. have not been rescinded but are still in full force and effect;

3. The below named persons this day are elected officers of the Company and signatures below set opposite their names are their genuine signatures:

Name	Title	Signature
Dennis J. Horowitz	President	
James E. Deason	Vice President	
Johann R. Manning, Jr.	Vice President and Secretary	
Allen E. Dillard	Treasurer	

4. Each person who, as an officer of the Company, executed any document delivered on or prior to the date hereof was, at the time or respective times of such execution and delivery of such documents, duly elected, qualified and acting as such officer, with authority to execute any such documents, and the signature of each such person appearing on such documents in his respective signature.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 1st day of October, 2002.

Johann R. Manning, Jr.
Secretary